Exhibit (h)(iii)(1)

AMENDMENT TO SCHEDULE I

OF THE EXPENSE LIMITATION AGREEMENT

COHEN & STEERS ETF TRUST

1166 Avenue of the Americas, 30th Floor

New York, New York 10036

September 9, 2025

COHEN & STEERS CAPITAL MANAGEMENT, INC.

1166 Avenue of the Americas, 30th Floor

New York, New York 10036

Dear Sirs:

Pursuant to Section 6 of the Expense Limitation Agreement, dated November 13, 2024, by and between Cohen & Steers ETF Trust and Cohen & Steers Capital Management, Inc. (the “Agreement”), the Agreement is amended, as follows:

1.  Schedule I of the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto and incorporated by reference into this Amendment.

2.  Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

If the foregoing is in accordance with your understanding, will you kindly indicate your acceptance of this Amendment by signing and returning the enclosed copy hereof.

[Signature Page Follows]

Very truly yours,

COHEN & STEERS ETF TRUST

By:	/s/ Dana A. DeVivo
Name: Dana A. DeVivo
Secretary and Chief Legal Officer

Agreed to and Accepted as of the date first set forth above.

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ James Giallanza
Name: James Giallanza
Executive Vice President

SCHEDULE I

Fund Name	Expense Cap	Expense Cap Period
Cohen & Steers Real Estate Active ETF	0.70%	Through June 30, 2027

Cohen & Steers Preferred and Income Opportunities Active ETF	0.59%	Through June 30, 2027

Cohen & Steers Natural Resources Active ETF	0.50%	Through June 30, 2027

Cohen & Steers Short Duration Preferred and Income Active ETF	0.49%	Through June 30, 2027

Cohen & Steers Infrastructure Opportunities Active ETF	0.65%	Through June 30, 2027

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